Exhibit 21.1

SKYLINE BUILDERS GROUP HOLDING LIMITED

LIST OF SUBSIDIARIES

Name of subsidiary	Jurisdiction of incorporation or origination
Skyline Builders (BVI) Holding Limited	British Virgin Islands
Kin Chiu Engineering Limited	Hong Kong